News Release

FIRST FINANCIAL CORPORATION
One First Financial Plaza, Terre Haute, Indiana 47807 (812) 238-6000

For more information contact:
February 3, 2015	Rodger A. McHargue at (812) 238-6334

First Financial Corporation reports 2014 results

TERRE HAUTE, INDIANA - First Financial Corporation (NASDAQ:THFF) today announced results for the fourth quarter of 2014 and the year ended December 31, 2014. Net income for the three months ending December 31, 2014 increased 2.89% to $9.2 million compared to $8.9 million for the same period of 2013. Diluted net income per common share increased 5.97% to $0.71 from $0.67 for the comparable period of 2013.

The Corporation further reported net income of $33.8 million for the twelve months ended December 31, 2014 versus $31.5 million for the comparable period of 2013, an increase of 7.10%. Diluted net income per common share also increased 7.59% to $2.55 for the twelve months ended December 31, 2014 versus $2.37 for the comparable period of 2013. Return on assets for the twelve months ended December 31, 2014 was 1.12% compared to 1.06% for the twelve months ended December 31, 2013.

Earnings for the twelve-month period ended December 31, 2014 were negatively impacted by a non-cash provision for state income tax expense of $607,541, which resulted from the revaluation of the Corporation’s state deferred tax items. The tax rate, currently 8.0%, is scheduled to drop to 6.5% for 2017. The new legislation further reduces the rate to 4.9%, beginning in 2019. The lower tax rate going forward reduces the benefit provided by the Corporation’s existing deferred tax items.

Average total loans for the fourth quarter of 2014 were $1.80 billion versus $1.79 billion for the comparable period in 2013, an increase of $6.7 million or .37%. Total loans outstanding however decreased $10.0 million, or .56%, from $1.79 billion as of December 31, 2013 to $1.78 billion as of December 31, 2014 primarily due to payoffs in the 4th quarter related to the sale of businesses. On a linked quarter basis, average total loans decreased $9.0 million, or .50%, from $1.81 billion for the quarter ending September 30, 2014.

Average total deposits for the quarter ended December 31, 2014 were $2.47 billion versus $2.54 billion as of December 31, 2013, a decrease of 2.73%. Non-interest bearing deposits, however, increased 7.50% while interest earning deposits decreased 2.02%.

The company’s tangible common equity to tangible asset ratio was 12.40% at December 31, 2014, compared to 11.49% at December 31, 2013, a 7.92% increase.

Due to the prolonged low interest rate environment net interest income for the fourth quarter of 2014 was $26.9 million, a decrease of 2.22% over the $27.6 million reported for the same period of 2013. The net interest margin for the quarter ended December 31, 2014 decreased to 3.99% from the 4.04% reported at December 31, 2013.

Asset quality remains strong with nonperforming loans decreasing 20.1% to $31.29 million as of December 31, 2014 versus $39.15 million as of December 31, 2013. The ratio of nonperforming loans to total loans and leases also decreased to 1.76% as of December 31, 2014 versus 2.19% as of December 31, 2013.

The provision for loan losses for the three months ended December 31, 2014 was $1.96 million compared to the $1.38 million provision for the fourth quarter of 2013. Net charge-offs were $618 thousand for the fourth quarter of 2014 compared to $3.14 million in the same period of 2013. The Corporation’s allowance for loan losses as of December 31, 2014 was $18.8 million compared to $20.1 million as of December 31, 2013. The allowance for loan losses as a percent of total loans was 1.06% as of December 31, 2014 compared to 1.12% as of December 31, 2013.

Non-interest income for the three months ended December 31, 2014 and 2013 was $10.6 and $11.3 million, respectively, a 5.88% decrease. Non-interest income for the years ended December 31, 2014 and 2013 was $40.8 and $40.5 million. Increased income from electronic banking fees and deposit account charges effectively offset the reduced gains from the sale of mortgage loans.

Non-interest expense for the three months ended December 31, 2014 decreased $1.03 million to $23.1 million compared to $24.2 million in 2013. On a linked quarter basis, non-interest expense decreased $1.58 million from $24.7 million for the quarter ended September 30, 2014. On a year-over-year basis, salaries and employee benefits increased $839 thousand driven by the branch expansion and normal merit increases. Occupancy expenses increased $1.1million due to the branch expansion and weather-related expenses. The Corporation’s efficiency ratio was 59.11% for the quarter ending December 31, 2014 versus 61.39% for the same period in 2013.

Book value per share was $31.61 at December 31, 2014, a 9.22% increase from the $28.94 at December 31, 2013. Shareholders’ equity increased 2.08% to $394.2 million from $386.2 million on December 31, 2013.

Norman L. Lowery, President and Chief Executive Officer, commented, “We are pleased with our 2014 results as First Financial delivered another year of solid performance. 2014 net income was the second highest in the history of the Corporation and allowed us to increase our dividend for the 26th consecutive year.”

First Financial Corporation is the holding company for First Financial Bank N.A. in Indiana and Illinois, The Morris Plan Company of Terre Haute and Forrest Sherer Inc. in Indiana.

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2014	2014	2013	2014	2013
END OF PERIOD BALANCES
Assets	$3,002,485	$3,056,767	$3,018,718	$3,002,485	$3,018,718
Deposits	2,457,197	2,451,952	2,458,791	2,457,197	2,458,791
Loans	1,781,428	1,811,325	1,791,428	1,781,428	1,791,428
Allowance for Loan Losses	18,839	17,507	20,068	18,839	20,068
Total Equity	394,214	403,873	386,195	394,214	386,195
Tangible Common Equity	350,824	360,239	341,771	350,824	341,771

AVERAGE BALANCES
Total Assets	3,027,478	3,004,862	3,085,186	3,020,068	2,976,100
Earning Assets	2,792,506	2,794,572	2,793,686	2,793,424	2,733,926
Investments	992,441	978,435	962,785	998,189	926,327
Loans	1,800,065	1,809,077	1,793,349	1,795,235	1,807,599
Total Deposits	2,469,170	2,403,368	2,538,492	2,461,253	2,381,322
Interest-Bearing Deposits	1,917,728	1,886,628	2,029,229	1,934,597	1,901,663
Interest-Bearing Liablities	83,577	148,997	85,748	100,512	143,129
Total Equity	412,296	400,142	384,022	403,413	377,686

INCOME STATEMENT DATA
Net Interest Income	26,939	27,145	27,551	107,832	107,260
Net Interest Income Fully Tax Equivalent	27,279	29,880	29,034	114,039	112,958
Provision for Loan Losses	1,962	1,506	1,384	5,072	7,860
Non-interest Income	10,615	10,494	11,278	40,785	40,455
Non-interest Expense	23,125	24,705	24,153	95,584	94,554
Net Income	9,181	8,272	8,923	33,772	31,534

PER SHARE DATA
Basic and Diluted Net Income Per Common Share	0.71	0.62	0.67	2.55	2.37
Cash Dividends Declared Per Common Share	0.49	—	0.48	0.98	0.96
Book Value Per Common Share	31.61	31.16	28.94	30.46	28.94
Tangible Book Value Per Common Share	27.11	27.79	25.61	27.11	25.61
Basic Weighted Average Common Shares Outstanding	12,932,240	13,269,826	13,323,719	13,225,846	13,309,726

Key Ratios	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2014	2014	2013	2014	2013
Return on average assets	1.21%	1.10%	1.16%	1.12%	1.06%
Return on average common shareholder's equity	8.91%	8.27%	9.29%	8.37%	8.35%
Efficiency ratio	59.11%	63.00%	61.39%	61.74%	62.02%
Average equity to average assets	13.62%	13.32%	12.45%	13.36%	12.69%
Net interest margin	3.99%	4.15%	4.04%	4.08%	4.13%
Net charge-offs to average loans and leases	0.14%	0.50%	0.70%	0.31%	0.46%
Loan and lease loss reserve to loans and leases	1.06%	0.97%	1.12%	1.06%	1.12%
Loan and lease loss reserve to nonperforming loans	0.60%	0.51%	0.51%	0.60%	0.51%
Nonperforming loans to loans	1.76%	1.89%	2.19%	1.76%	2.19%
Tier 1 leverage	12.33%	12.19%	11.69%	12.33%	11.69%
Risk-based capital - Tier 1	16.99%	16.53%	16.22%	16.99%	16.22%

Asset Quality	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2014	2014	2013	2014	2013
Accruing loans and leases past due 30-89 days	$13,444	$8,597	$12,756	$13,444	$12,756
Accruing loans and leases past due 90 days or more	$780	$787	$2,073,000	$780	$2,073
Nonaccrual loans and leases	$15,754	$18,673	$19,779	$15,754	$19,779
Nonperforming loans	$31,292	$34,218	$39,153	$31,292	$39,153
Other real estate owned	$3,965	$4,012	$5,291	$3,965	$5,291
Total nonperforming assets	$46,394	$50,102	$47,649	$46,394	$47,649
Total troubled debt restructurings	$14,758	$14,758	$17,301	$14,758	$17,301
Gross charge-offs	$2,308	$2,656	$3,754	$9,450	$13,387
Recoveries	$1,690	$378	$618	$3,836	$5,022
Net charge-offs/(recoveries)	$618	$2,278	$3,136	$5,614	$8,365

CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands, except per share data)

	December 31,
(Dollar amounts in thousands, except per share data)	2014	2013
	(unaudited)
ASSETS
Cash and due from banks	$78,102	$71,033
Federal funds sold	8,000	4,276
Securities available-for-sale	897,053	914,560
Loans, net of allowance of $18,839 in 2014 and $20,068 in 2013	1,762,589	1,771,360
Restricted stock	16,404	21,057
Accrued interest receivable	11,593	11,554
Premises and equipment, net	51,802	51,449
Bank-owned life insurance	80,730	79,035
Goodwill	39,489	39,489
Other intangible assets	3,901	4,935
Other real estate owned	3,965	5,291
FDIC indemnification asset	(74)	1,055
Other assets	48,931	43,624
TOTAL ASSETS	$3,002,485	$3,018,718
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest-bearing	$556,389	$506,815
Interest-bearing:
Certificates of deposit of $100 or more	155,274	179,177
Other interest-bearing deposits	1,745,534	1,772,799
	2,457,197	2,458,791
Short-term borrowings	48,015	59,592
Other borrowings	12,886	58,288
Other liabilities	90,173	55,852
TOTAL LIABILITIES	2,608,271	2,632,523
Shareholders’ equity
Common stock, $.125 stated value per share;
Authorized shares-40,000,000
Issued shares-14,538,132 in 2014 and 14,516,113 in 2013
Outstanding shares-12,942,175 in 2014 and 13,343,029 in 2013	1,815	1,811
Additional paid-in capital	72,405	71,074
Retained earnings	377,970	357,083
Accumulated other comprehensive income (loss)	(14,529)	(13,969)
Less: Treasury shares at cost-1,595,957 in 2014 and 1,173,084 in 2013	(43,447)	(29,804)
TOTAL SHAREHOLDERS’ EQUITY	394,214	386,195
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,002,485	$3,018,718

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Dollar amounts in thousands, except per share data)

	Years Ended December 31,
(Dollar amounts in thousands, except per share data)	2014	2013	2012
	(unaudited)
INTEREST AND DIVIDEND INCOME:
Loans, including related fees	$87,530	$91,242	$99,196
Securities:
Taxable	17,015	16,157	13,542
Tax-exempt	7,084	7,046	7,246
Other	1,729	1,776	2,321
TOTAL INTEREST AND DIVIDEND INCOME	113,358	116,221	122,305
INTEREST EXPENSE:
Deposits	4,624	5,886	8,520
Short-term borrowings	99	78	140
Other borrowings	803	2,997	4,733
TOTAL INTEREST EXPENSE	5,526	8,961	13,393
NET INTEREST INCOME	107,832	107,260	108,912
Net provision for loan losses	5,072	7,860	8,773
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	102,760	99,400	100,139
NON-INTEREST INCOME:
Trust and financial services	5,860	6,035	5,804
Service charges and fees on deposit accounts	10,772	10,162	9,742
Other service charges and fees	11,697	11,081	9,710
Securities gain, net	(3)	423	886
Other-than-temporary loss
Total impairment loss	—	—	(11)
Loss recognized in other comprehensive income	—	—	—
Net impairment loss recognized in earnings	—	—	(11)
Insurance commissions	7,646	7,750	7,422
Gain on sale of mortgage loans	1,849	3,052	4,590
Other	2,964	1,952	1,404
TOTAL NON-INTEREST INCOME	40,785	40,455	39,547
NON-INTEREST EXPENSES:
Salaries and employee benefits	55,936	55,097	56,211
Occupancy expense	7,218	6,102	5,746
Equipment expense	7,269	6,348	5,489
Federal Deposit Insurance	1,931	2,052	1,949
Other	23,230	24,955	23,661
TOTAL NON-INTEREST EXPENSE	95,584	94,554	93,056
INCOME BEFORE INCOME TAXES	47,961	45,301	46,630
Provision for income taxes	14,189	13,767	13,818
NET INCOME	$33,772	$31,534	$32,812
OTHER COMPREHENSIVE INCOME
Change in unrealized gains/losses on securities, net of reclassifications and taxes	$13,913	$(17,066)	$691
Change in funded status of post-retirement benefits, net of taxes	$(14,473)	$10,569	$2,331
COMPREHENSIVE INCOME	$33,212	$25,037	$35,834
EARNINGS PER SHARE:
BASIC AND DILUTED	$2.55	$2.37	$2.48
Weighted average number of shares outstanding (in thousands)	13,226	13,310	13,240